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                                                                   EXHIBIT 10.28

                                                          as of November 9, 1993

                                   Agreement
                                   ---------


For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Film Roman, Inc. (hereafter referred to as "FRI") and Felix The Cat Creations, Inc., (hereafter referred to as "FTCC") have agreed and do hereby agree as follows:

1.   Rights:

     a. Production Rights: Subject to paragraphs 2 and 7, hereof, FTCC hereby grants to FRI the exclusive right to produce animated audio-visual productions initially intended for television broadcast, in the case of television series or television special(s), theatrical release, in the case of theatrical motion picture(s), or made-for-video productions (herein collectively referred to as "Productions") based upon the "Felix the Cat" (the "Property"), as well as the exclusive right to distribute said Productions in accordance with paragraph l.c., below. All rights not specifically granted by FTCC to FRI are reserved hereunder, including, without limitation, legitimate stage, live action, and the right to distribute existing animation shorts and existing motion pictures based upon the Property. All rights granted by FTCC to FRI hereunder (but not the rights in and to the physical materials, the Ancillary Rights (defined in paragraph 1.d.) or the distribution rights in Productions produced hereunder) shall terminate and expire at the conclusion of the applicable Production Term specified in Paragraph 2, below.

     b. Ownership of Physical Materials: FRI and FTCC shall jointly own all rights in the physical materials created in connection with the Productions, including the cels, it being understood that the cels will be identified with the "Oriolo" name alone.

     c. Distribution Rights: FRI and FTCC shall mutually own and control the exclusive right to distribute all Productions produced hereunder in all media now known or hereafter devised. Notwithstanding the foregoing, FRI shall have the exclusive right to enter into agreements in the name of FRI and FTCC to raise production financing for the Productions, and FRI may grant exhibition or distribution rights as part of such agreements as may be required by the exhibitor or distributor; provided, however, FRI shall consult meaningfully with FTCC with respect to such agreements. At any time that FRI and FTCC are unable to reach an agreement with respect to distribution of the Productions (except with respect to the aforementioned production financing agreements), either FRI or FTCC shall have the right to have the dispute resolved by arbitration pursuant to California law; if the parties appointed by them are unable to agree upon the selection of
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a neutral arbitrator then either party may, at its election, require that the arbitration shall be conducted under the auspices and rules of the American Arbitration Association (AAA) and that the neutral arbitrator shall be selected by the AAA.

     d. Intellectual Property Rights: Subject to the terms of this Agreement, FTCC shall retain and reserve ownership in and to all underlying intellectual property rights in the Property, including without limitation, all existing characters constituting the Property, all merchandising/licensing rights therein, as well as any and all rights with respect to characters created by FRI ("New Characters"); provided, however, neither FRI nor FTCC may exploit New Characters in audio-visual productions without the prior written approval of the other party but FTCC may exploit such New Characters in any media if such New Characters have not been utilized or exploited in a Production hereunder prior to Reversion or expiration of Production Rights. Notwithstanding anything to the contrary contained herein, FRI and FTCC shall own and control all other intellectual property rights in the Productions produced hereunder, including without limitation all soundtrack rights and music publishing rights ("Ancillary Rights"). Notwithstanding the foregoing, during the Production Term (as defined in Paragraph 2), FTCC agrees that he will not license to third parties the right to create audio-visual works which contain linear stories which might be considered de facto episodes.

2. Production Term: The term of FRI's exclusive Production Rights shall be as follows:

     a. If FRI produces thirteen (13) or fewer episodes of a series based upon the Property ("Series"), the Production Term shall end eighteen (18) months after the first broadcast of the last such episode broadcast.

     b. If FRI produces between fourteen (14) and thirty-eight (38) episodes of the Series, the Production Term shall end two (2) years after the first broadcast of the last such episode; provided, however, if FRI informs FTCC in writing that FRI is in negotiations with a third party (identified in such written notice) for the financing of additional productions based upon the Property, said term shall be extended automatically for six (6) additional months.

     c. If FRI produces between thirty-nine (39) and Sixty-four (64) episodes of the Series, the Production Term shall end thirty-six (36) months after the first broadcast of the last such episode; provided, however, said term shall be extended for thirty (30) additional months if FTCC receives at least the following amounts from FRI (including, without limitation, paragraph 4 payments) by the conclusion of said thirty-six (36) month period:

          (i) Thirty Thousand Dollars ($30,000) per episode for each episode produced for network television on a once-a-week basis, or


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          (ii)  Twenty-Five Thousand Dollars ($25,000) per episode for each episode produced for syndication, Fox Broadcasting Company (or affiliated companies), or pay or basic cable on a once-a-week basis, or

          (iii) Fifteen Thousand Dollars ($15,000) per episode for each episode produced on strip basis, i.e., for transmission five times per week.

For purposes of paragraph 2.c.(i) and paragraph 2.d.(i), below, in the event that episodes are produced for network television on a once-a-week basis at less than a full license fee, said episodes shall be treated in accordance with paragraphs 2.c (ii) or 2.d. (ii), as applicable.

     d. If FRI produces sixty-five (65) or more episodes of the Series, the Production Term shall end thirty-six (36) months after the first broadcast of the last such episode broadcast; provided, however, said term shall be extended for thirty (30) additional months if FTCC receives at least the following amounts from FRI (including, without limitation, paragraph 4 payments) by the conclusion of said thirty-six (36) month period:

          (i) Thirty Thousand Dollars ($30,000) per episode for each episode produced for network television on a once-a-week basis, or

          (ii) Twenty-Five Thousand Dollars ($25,000) per episode for each episode produced for syndication, Fox Broadcasting Company (or affiliated companies), or pay or basic cable on a once-a-week basis, or

          (iii) Fifteen Thousand Dollars ($15,000) per episode for each episode produced on strip basis, i.e., for transmission five times per week.

3. Distribution Term: Subject to paragraph 1.c., FRI and FTCC shall jointly own the perpetual right to distribute all Productions produced hereunder in all media now known or hereafter devised.

4. Executive Producer Fee / Royalty: FTCC shall receive as an Executive Producer Fee / Royalty an amount equal to five percent (5%) of the going-in budget of each Production produced hereunder up to the following amounts per applicable Productions:

     a.   Network Series (once-a-week):  $15,000/ep

     b.   Syndication, Fox, cable series (once-a-week):  $10,000/ep

     c.   Strip (five times per week):  $5,000/ep

     d. Network Special: no cap, but fee/royalty shall be 5% of license fee instead of 5% of going-in budget

     e.   Syndication, Fox, cable special:  no cap

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     f.  Theatrical Motion Pictures:  $500,000

5.   Division of Revenues:

     a.   Audio-Visual Productions based upon the Property:

After recoupment of production costs, payment of third party profits participations (pre-approved by FTCC), and distribution fees and costs, FRI shall receive sixty percent (60%) of the remaining revenues, and FTCC shall receive forty percent (40%) of the same. Revenues from the sale of cels or physical materials or exploitation of the Ancillary Rights shall be deemed revenues pursuant to this subparagraph.

b.   Merchandising / Licensing:

From all monies derived from merchandising / licensing in excess of an established baseline ("Baseline"), FRI shall receive the following share of such monies with the understanding that the Baseline shall be equal the average annual revenues from merchandising / licensing over the thirty-six (36) month period ending nine (9) months prior to first broadcast of the first Production hereunder in the applicable territories:

(i) United States: For merchandising / licensing rights in the United States, FRI shall receive twenty percent (20%) of all amounts received from exploitation of such rights. Advances received prior to FRI's right to receive merchandising / licensing revenues shall be deemed received when earned thereafter. FRI's right to receive the merchandising / licensing revenues derived within the United States shall vest upon the broadcast of the thirteenth
(13th) episode of the Series retroactively to the broadcast of the first (1st) episode. FRI shall not be entitled to receive any revenues derived from licensing agreements entered into:

     (a) following any one (1) year period during which station clearance of such Productions does not equal or exceed seventy percent (70%), and FRI has produced thirteen (13) or fewer episodes of a series; or

     (b) following any two (2) year period during which station clearance of such Productions does not equal or exceed seventy percent (70%), and FRI has produced more than thirteen (13), but fewer than thirty-nine (39) episodes of a series; or

     (c) following any thirty (30) month period during which station clearance of such Productions does not equal or exceed seventy percent (70%), and FRI has produced more than thirty-nine (39), but fewer than fifty-two (52) episodes of a series; or

     (d) following any three (3) year period during which station clearance of such Productions does not equal or exceed seventy percent (70%), and FRI has produced fifty-two (52) or more episodes

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of a series.

          (ii) International: On a territory-by-territory basis, FRI shall receive twenty percent (20%) of one hundred percent (100%) all amounts received from licensees or licenses from exploitation of such rights. Advances received prior to FRI's right to receive merchandising / licensing revenues shall be deemed received when earned thereafter. FRI's right to receive the merchandising / licensing revenues derived internationally shall vest with respect to each territory upon the first exploitation a Production produced by FRI. FRI shall not be entitled to receive any revenues derived from agreements entered into:

     (a) following any one (1) year period during which thirteen (13) or fewer episodes of the series are distributed;

     (b)  following any two (2) year period during which more than thirteen
(13), fewer than thirty-nine (39) episodes of the series are distributed; or

     (c) following any thirty (30) month period during which more than thirty-nine (39), but fewer than fifty two (52) episodes of the series episodes are distributed; or

     (d) following any three (3) year period during which fifty-two (52) or more episodes of the series episodes are distributed.

For purposes of determining the number of episodes in paragraphs 2 and 5, each special shall count as six and one half (6.5) episodes and a theatrical motion picture shall count as thirty-nine (39) episodes. Moreover, episodes shall not "count" as new episodes hereunder unless at least seventy percent (70%) of such animation is new animation. For purposes of this Agreement, the periods in paragraph 5.b.(i) and (ii) shall commence following the initial theatrical release of theatrical motion pictures in the U.S. and in each international territory.

     c. Financing Secured by FTCC: If FTCC is able to secure production financing which FRI uses in the production of Productions hereunder, FRI and FTCC will negotiate in good faith for FTCC's share of revenues hereunder to be adjusted upwards.

6.   Merchandising / Licensing Rights:

Upon the termination of the current merchandising / licensing agent, FRI shall have a 15-day right of first negotiation to administer such rights.

7.   Credit:

FRI shall accord FTCC the following credits in connection with the Productions:

     (a)  Don Oriolo:  Executive Producer credit, shared with Phil

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Roman and possibly others


     (b)  Joe Oriolo:  "Felix The Cat" is an original creation of Joe Oriolo

     (c)  Felix the Cat Creations, Inc.:  "In association with" credit.

The foregoing credits shall read substantially as set forth above; provided, however, the form, style, manner and placement of such credit shall be as FRI may, in its sole discretion, elect. No inadvertent or unintentional failure to give credit hereunder shall be deemed a breach of this agreement.

8.   Reversion:

If FRI does not commit to produce Productions hereunder within twelve (12) months from the date hereof, and, if FRI does not commence production based upon the Property within eighteen (18) months from the date hereof, all rights conveyed hereunder shall revert to FTCC. Any materials created by FRI shall remain with FRI; provided, however, FTCC shall have the absolute right if FTCC desires to acquire such materials at Film Roman's out-of-pocket cost plus thirty-five percent (35%).

8.   Memorandum of Agreement:

The foregoing constitutes a memorandum of agreement between us with respect to the subject matter set forth herein. Either you or we shall have the right at any time hereafter to prepare and submit a more formal agreement encompassing the provisions set forth herein, together with such other provisions as are customary for this type of an agreement. You and we shall promptly review, negotiate and execute any such more formal agreement. Unless and until such more formal agreement is executed, this memorandum of agreement shall be, and remain, a binding and enforceable agreement between us. This memorandum of agreement and any more formal agreement entered into pursuant hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and fully to be performed therein.

ACCEPTED AND AGREED:


Felix The Cat Creations, Inc.       Film Roman, Inc.



By:/s/ Authorized Signatory           By:/s/ Phil Roman
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     Its Authorized Signatory              Its Authorized Signatory

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